Exhibit 10.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2018 by and among Summit Therapeutics plc, a public limited company incorporated in England and Wales with the Registrar of Companies of England and Wales, with its principal place of business at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB, United Kingdom (the “Company”), and the investor named on Exhibit A hereto (the “Investor”).

RECITALS

A. The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended;

B. The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and subject to the conditions stated in this Agreement, American Depositary Shares (“ADSs”), each representing 5 ordinary shares, with a nominal value of £0.01 per share, of the Company (the “Ordinary Shares”);

C. Contemporaneously with the sale of the Purchased ADSs (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights in respect of the Purchased ADSs under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws; and a Relationship Agreement, in the form attached hereto as Exhibit F (the “Relationship Agreement”), pursuant to which the Company and the Investor will agree to ensure, among other things, that transactions and relationships between the Company and the Investor are conducted at arm’s length and on normal commercial terms; and

D. The Investor acknowledges that upon completion of the acquisition of the ADSs pursuant to this Agreement, the Investor will, as a consequence be subject to certain U.K. regulatory obligations including, amongst others, pursuant to the City Code and the Disclosure Guidance and Transparency Rules of the U.K. Financial Conduct Authority.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Admission” means admission of the Underlying Securities to trading on AIM pursuant to Rule 6 of the AIM Rules.

“ADSs” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

“Aggregate Purchase Price” has the meaning set forth in Section 2.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AIM” has the meaning set forth in Section 4.12(e).

“AIM Documents” means the documents made publicly available by the Company by way of announcement via a Regulatory Information Service prior to the date hereof.

“AIM Rules” means the AIM Rules for Companies as published from time to time by London Stock Exchange plc.

“Business Day” means a day, other than a Saturday, Sunday or United Kingdom public holiday, on which banks in New York City are open for the general transaction of business.

“City Code” shall mean the City Code on Takeovers and Mergers as promulgated from time to time by the Panel on Takeovers and Mergers.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company SEC Documents” has the meaning set forth in Section 4.12(a).

“Depositary” means the Bank of New York Mellon, as depositary, under that certain Deposit Agreement, dated as of March 4, 2015, by and among the Company, the Bank of New York Mellon, as depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder.

“Disposition” or “Dispose of” shall mean any (i) pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any ADSs, Ordinary Shares, or any Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the ADSs or the Ordinary Shares, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Enforceability Exceptions” has the meaning set forth in Section 4.4(b).

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Group” means the Company and its subsidiary undertakings (and “Group Company” shall be construed accordingly).

“IFRS” has the meaning set forth in Section 4.12(d).

“Investor” has the meaning set forth in the preamble to this Agreement.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Lock-Up Agreement” shall have the meaning set forth in Section 8.3.

“Lock-Up Term” shall mean the period from and after the Closing until the occurrence of any event set forth in Section 8.5.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, financial condition or business of the Company and its subsidiaries taken as a whole, (ii) the legality or enforceability of this Agreement or (iii) the ability of the Company to perform its obligations under this Agreement.

“Nasdaq” means The Nasdaq Stock Market.

“Ordinary Share Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, Ordinary Shares of the Company, including those represented by ADSs, or any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of, or voting or other rights of, the Ordinary Shares.

“Ordinary Shares” has the meaning set forth in the recitals to this Agreement.

“Permitted Transferee” shall mean (i) such Investor’s spouse or other member of such Investor’s immediate family, (ii) a custodian, trustee (including, without limitation, a trustee of a voting trust), executor or other fiduciary for the account of the Investor, the Investor’s spouse or members of such Investor’s immediate family, (iii) a charitable remainder trust, (iv) an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, provided in each such case, it shall be a condition to any proposed transfer of such securities by the Investor to such transferee that (a) such transfer be for bona fide estate planning purposes, (b) such transferee shall have executed documents assuming the obligations of Investor under this Agreement, the Registration Rights Agreement and the Relationship Agreement and (c) the transferring Investor shall retain an irrevocable proxy to vote such securities. For the avoidance of doubt, any such transfer to a Permitted Transferee shall be without prejudice to the Investor’s obligations pursuant to Section 5.20.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Press Release” has the meaning set forth in Section 10.7.

“Purchased ADSs” has the meaning set forth in Section 2.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Regulatory Information Service” shall have the same meaning set forth in the AIM Rules.

“Relationship Agreement” has the meaning set forth in the recitals to this Agreement.

“Relevant Accounting Standards” shall mean generally accepted United Kingdom accounting policies, practices, principles and conventions using all relevant International Financial Reporting Standards as adopted by the European Union, including all IFRS, International Accounting Standards, Interpretations issued by the International Financial Reporting Interpretations Committee and the Standing Interpretations Committee and all relevant statements and recommendations from professional accountancy bodies.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.12(g).

“SEC” has the meaning set forth in the recitals to this Agreement.

“Shareholder Approval” means all necessary approvals of the Company’s shareholders required to be obtained in relation to the consummation of the transactions contemplated by the Transaction Documents.

“Shareholder Circular” means the circular (including the appended notice of general meeting) to be circulated by the Company to its shareholders in connection with the Shareholder Approval.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the 1934 Act (but shall not be deemed to include the location and/or reservation of borrowable Ordinary Shares or ADSs).

“Third Party” shall mean any Person, including a Governmental Authority, other than the Investor, the Company or any Affiliate of the Investor or the Company or any of their respective representatives.

“Trading Day” shall mean a day on which trading in the ADSs generally occurs on Nasdaq.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Relationship Agreement and the Shareholder Circular.

“Underlying Securities” means the Ordinary Shares represented by the Purchased ADSs.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“6-K Filing” has the meaning set forth in Section 10.7.

2. Purchase and Sale of the ADSs. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, 15,625,000 ADSs (the “Purchased ADSs”) for an aggregate purchase price of $25,000,000 (the “Aggregate Purchase Price”).

3. Closing.

3.1. The completion of the purchase and sale of the Purchased ADSs (the “Closing”) shall occur automatically upon Admission (the “Closing Date”), provided that all of the conditions set forth in Section 6 shall have been (or shall be, as the case may be) satisfied or (where capable of waiver) waived at such time. The Closing shall occur remotely on the Closing Date via exchange of documents and signatures or at such place as the Company and the Investor may agree in writing.

3.2. Following the attainment of the Shareholder Approval and by not later than the Business Day immediately prior to the Closing Date, the Investor shall deliver or cause to be delivered to the Company the Aggregate Purchase Price via wire transfer of immediately available funds pursuant to the wire instructions delivered to the Investor by the Company after the date of this Agreement. At the Closing, the Company shall deliver or cause to be delivered the Purchased ADSs to the Investor.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as otherwise described in this Agreement, the Company SEC Documents and/or the AIM Documents, which qualify these representations and warranties in their entirety:

4.1. Organization, Good Standing and Qualification. The Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect.

4.2. Capitalization and Voting Rights.

(a) As of October 31, 2018, the issued share capital of the Company consists of 82,264,881 Ordinary Shares. The Company has also (i) granted outstanding options under the Company’s equity incentive plans over, in aggregate, 11,246,933 Ordinary Shares, (ii) granted restricted stock units under the Company’s directors’ remuneration policy over 121,950 Ordinary Shares and (iii) issued warrants for the purchase of nil Ordinary Shares, which are outstanding as of October 31, 2018. The issued share capital of the Company has been validly allotted and issued under due authority and is fully paid.

(b) Except as described or referred to in Section 4.2(a) above and except as arising pursuant to or referred to in the Transaction Documents, as of the date of this Agreement, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any share capital or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any share capital of the Company, any such convertible or exchangeable securities or any such rights, warrants or options.

(c) Except as arising pursuant to the Transaction Documents, no Person has any right to cause the Company to effect the registration under the 1933 Act of any securities of the Company.

(d) The Company is not a party to or subject to any agreement or understanding relating to the voting of share capital of the Company or the giving of written consents by a stockholder or director of the Company.

(e) If the Company obtains the Shareholder Approval, the execution and delivery of this Agreement, the Registration Rights Agreement and the Relationship Agreement, and the transactions contemplated by the Transaction Documents, will not result in the triggering of any anti-dilution rights, or otherwise increase the number of Ordinary Shares issuable or decrease the exercise or conversion price, under any warrant, option, convertible note or other instruments convertible or exchangeable for, any share capital or other equity interests in the Company (except for the issuance of the Purchased ADSs and the Underlying Securities).

4.3. Subsidiaries. All the outstanding share capital or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly authorized and validly issued, are fully paid and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

4.4. Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to the satisfaction of the conditions to Closing) to perform its obligations hereunder; and all action required to be taken (including unanimous approval of the Company’s Board of Directors) for the due and proper authorization, execution and delivery by it of this Agreement and (subject to the satisfaction of the conditions to Closing) the consummation by it of the transactions contemplated hereby has been duly and validly taken. Upon execution and delivery of the Registration Rights Agreement and the Relationship Agreement, the Company will have the requisite corporate power and authority to execute and deliver such agreements and to perform its obligations thereunder; and all action required to be taken (including unanimous approval of the Company’s Board of Directors) for the due and proper authorization, execution and delivery by it of such agreements and the consummation by it of the transactions contemplated thereby will have been duly and validly taken.

(b) This Agreement has been, and upon the execution and delivery of the Registration Rights Agreement and the Relationship Agreement, each such agreement will be, duly executed and delivered by the Company, and this Agreement constitutes, and upon execution and delivery of the Registration Rights Agreement and the Relationship Agreement, each such agreement will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”).

(c) No stop order or suspension of trading of the Company’s equity securities has been imposed by AIM, Nasdaq, the SEC or any other Governmental Authority and remains in effect.

4.5. No Defaults. The Company is not (i) in violation of articles of association or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage or loan agreement to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (iii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any deed of trust or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject (except for any agreements referred to in clause (ii) above); or (iv) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (iii) and (iv) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

4.6. No Conflicts. The execution, delivery and (subject to the satisfaction of the conditions to Closing) performance of this Agreement, the Registration Rights Agreement and the Relationship Agreement, the issuance and sale of the Purchased ADSs and Underlying Securities and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any indenture, mortgage or loan agreement to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any deed of trust or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject (except for any agreements referred to in clause (i) above), (iii) result in any violation of the provisions of the articles of association or similar organizational documents of the Company or (iv) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or any of its subsidiaries, except, in the case of clauses (ii) and (iv) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7. No Governmental Authority or Consents. No consent, approval, authorization, order, license, registration or qualification of or with any court or arbitrator, governmental or regulatory authority is required for the execution, delivery and (subject to the satisfaction of the conditions to Closing) performance by the Company of this Agreement, the Registration Rights Agreement or the Relationship Agreement, or (subject to the satisfaction of the conditions to Closing) the issuance and sale of the Purchased ADSs and the Underlying Securities, except such filings as may be required to be made with the SEC or under any state securities laws, foreign securities laws, blue sky laws, the United Kingdom Companies Act 2006, or the rules and regulations of Nasdaq, the London Stock Exchange plc or AIM, which filings shall be made in a timely manner in accordance with all applicable Laws.

4.8. Valid Issuance of Purchased ADSs and Underlying Securities. When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price and subject to the satisfaction of the conditions to Closing, the Purchased ADSs shall be duly authorized, validly issued and fully paid, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, the Registration Rights Agreement and the Relationship Agreement, as a result of any action by the Investor or under U.K. securities Laws or U.S. federal or state securities Laws.

4.9. Litigation. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is subject that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and no such investigations, actions, suits or proceedings are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others.

4.10. Licenses and Other Rights; Compliance with Laws. The Company and its subsidiaries possess or are in the process of obtaining all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Company SEC Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course. For the avoidance of doubt and notwithstanding the foregoing, neither the Company nor any subsidiary has applied for or holds any product licenses or marketing authorizations for any pharmaceutical products.

4.11. United Kingdom FSMA and MAR. The Company has complied in all material respects with the U.K. Financial Services and Markets Act 2000, as amended, and Regulation (EU) No 596/2014, in each case to the extent that they apply in relation to the subscription of ADSs and/or Ordinary Shares pursuant to this Agreement.

4.12. Company SEC Documents; AIM Documents; Financial Statements; Nasdaq Stock Market.

(a) Since February 1, 2018, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”). As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Since February 1, 2018, the Company has published documents required to be published by it under the AIM Rules. Each of the AIM Documents was published within the applicable timeframe prescribed by the AIM Rules. As of their respective dates, each of the AIM Documents complied in all material respects with the applicable requirements of the AIM Rules.

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(d) The financial statements of the Company included in its Annual Report on Form 20-F for the fiscal year ended January 31, 2018 present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with International Financial Reporting Standards as adopted by the European Union and the International Accounting Standards Board (“IFRS”) applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed therein and, in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes, and any supporting schedules included in the Company SEC Documents present fairly the information required to be stated therein.

(e) The issued Ordinary Shares of the Company as of the date hereof are admitted to trading on AIM, a market operated by London Stock Exchange plc (“AIM”). The ADSs of the Company, representing Ordinary Shares, are listed on the Nasdaq, and the Company has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Ordinary Shares under the 1934 Act or delisting the ADSs from the Nasdaq or delisting the Ordinary Shares from AIM. The Company has not received any notification that the SEC, the Nasdaq or AIM, as applicable, is contemplating terminating such listing or registration.

(f) The Company and its subsidiaries have established systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) that have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) There is and has been no material failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

4.13. Interim Financials. The published interim results of the Company and its consolidated subsidiaries for the three months ended on April 30, 2018, the three and six months ended July 31, 2018 and the three and nine months ended October 31, 2018 have been prepared with all due care and attention (having regard to the fact that the results were made publicly available) and on accounting bases and assumptions consistent with those adopted in the preparation of the audited financial statements of the Company and its consolidated subsidiaries for the financial year ended January 31, 2018 and the corresponding interim results of the Company and its consolidated subsidiaries published in the immediately preceding financial year.

4.14. Absence of Certain Changes. Since the interim results of the Company and its consolidated subsidiaries for the three and nine months ended on October 31, 2018 were prepared: the businesses of the Company and its consolidated subsidiaries have been carried on in the ordinary and usual course; there has been no significant adverse change in the financial or trading position of the Company taken as a whole or, to the best of the Company’s knowledge, information and belief, prospects of the Company; the Company has not acquired or disposed of or agreed to acquire or dispose of any of its assets or businesses other than in the ordinary course of trading; the Company has not entered into any contract or commitment of an unusual, long-term and/or onerous nature or assumed any material liabilities (including contingent liabilities); the Company has not paid or made any payment or transfer to shareholders of any dividend, bonus, loan or distribution other than to the directors of the Company in their capacity as such directors in a manner consistent with the compensation of such directors as disclosed in the Company SEC Documents; and the Company has notified a Regulatory Information Service of all information required to be notified by it in accordance with the AIM Rules and has complied in all respects with all the requirements of the AIM Rules applicable to the Company (including the disclosure and notification requirements) and any requests for disclosure made by the London Stock Exchange.

4.15. Tax. All returns of each member of the Group for taxation purposes have been made for all periods up to and including January 31, 2018, and all such returns are correct, and are not the subject of any dispute with or claim by HM Revenue & Customs or other relevant taxation authority (other than routine audits) which would be material to the Company are not likely to result in any such dispute or claim.

4.16. Environmental. So far as the Company is aware, none of the Company nor any member of the Group has any material obligation or liability with respect to pollution, hazardous substances or environmental matters and there are no circumstances which the Company considers are likely to give rise to the same.

4.17. Insurance. The Company and each member of the Group maintain such insurance coverage against fire and other risks upon all their assets and such public and employers’ liability as the directors of each such company consider appropriate, taking into account the nature and scale of their activities, the provisions of agreements binding upon it, such insurance is now in force. The Company is not aware of any fact or matter which would lead to any such insurance being vitiated or repudiated, there is no material claim pending or outstanding and all premiums in respect of such insurances are duly paid.

4.18. Intellectual Property.

(a) Each member of the Group has (i) acted reasonably in seeking professional advice with regard to filing patent applications in respect of material new inventions; (ii) adopted commercially reasonable and prudent practices with regard to the protection, prosecution and maintenance of its portfolio of patents, patent applications and trademarks and other material intellectual property and the payment of renewal fees in respect thereof; (ii) adopted commercially reasonable and prudent practices to capture intellectual property rights in respect of material new inventions; and (iv) used commercially reasonable practices to protect the confidentiality of all material non-patented know how. None of the intellectual property relating to the business of any member of the Group is the subject of any claim, opposition, assertion, infringement, attack, right, action or other restriction or arrangement of whatsoever nature which does or may impinge upon the validity, enforceability or ownership of the same or the utilization thereof by any member of the Group to an extent which is material in the context of the Group. So far as the Company is aware, and not having obtained freedom to operate opinions in respect of all of its intellectual property rights, none of the activities of any member of the Group infringes in any material respect any right of any other person relating to intellectual property or gives rise to a material liability for any royalty or similar payment.

(b) The intellectual property used or enjoyed by each member of the Group in connection with its business at the date of this Agreement, and which is material to such business, is either legally and beneficially owned by that member of the Group, or licensed to, or used under the authority of the owner by, that member of the Group and are not subject to any mortgage, charge, lien or other security interest in favor of any third party save as registered with the Registrar of Companies.

4.19. Offering. Subject to the accuracy of the Investor’s representations set forth in Section 5, the offer, sale and issuance of the Purchased ADSs (including the Underlying Securities) to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the 1933 Act and from all applicable state registration or qualification requirements.

4.20. No Integration. The Company has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the 1933 Act), that is or will be integrated with the sale of the Purchased ADSs or the Underlying Securities in a manner that would require registration of such securities under the 1933 Act.

4.21. Brokers’ or Finders’ Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or any of its subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by the Transaction Documents.

4.22. No General Solicitation. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Purchased ADSs by any form of general solicitation or general advertising. The Company has offered the Purchased ADSs for sale only to the Investor.

4.23. Foreign Corrupt Practices. None of the Company, any of its subsidiaries, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company or any of its subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its subsidiaries (or made by any person acting on its or their behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable non-U.S. anti-bribery Law.

4.24. Regulation M Compliance. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of any of its securities to facilitate the sale or resale of the Purchased ADSs.

4.25. Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.26. Disclosures. After giving effect to the anticipated disclosure regarding the notification of the resignation of the Company’s chief financial officer, the Company SEC Documents, when considered together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to the transactions contemplated by the Transaction Documents and except as will be disclosed pursuant to Section 10.7.

5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

5.1. Authority. The Investor is an individual with power and authority to enter into and consummate the transactions contemplated by the Transaction Documents and to carry out its obligations thereunder, and to invest in the Purchased ADSs pursuant to this Agreement.

5.2. Authorization. This Agreement has been, and upon the execution and delivery of the Registration Rights Agreement and the Relationship Agreement, each such agreement will be, duly executed and delivered by the Investor, and this Agreement constitutes, and upon execution and delivery of the Registration Rights Agreement and the Relationship Agreement, each such agreement will constitute, a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, except as enforceability may be limited by the Enforceability Exceptions.

5.3. No Conflicts. The execution, delivery and performance of the this Agreement, the Registration Rights Agreement and the Relationship Agreement and the consummation of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject, or (ii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Investor except, in the case of clauses (i) and (ii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the Investor’s ability to perform its obligations or consummate the transactions contemplated by the Transaction Documents.

5.4. Purchase Entirely for Own Account. The Purchased ADSs to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Purchased ADSs (including the Underlying Securities), including to a Permitted Transferee, in compliance with applicable federal and state securities laws. The Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.5. Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased ADSs and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.6. Disclosure of Information. The Investor has had an opportunity to receive, review and understand all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Purchased ADSs, and has conducted and completed its own independent due diligence. The Investor acknowledges that copies of the Company SEC Documents are available on the SEC’s EDGAR system. Based on the information the Investor has deemed appropriate and the representations and warranties of the Company contained in Section 4 of this Agreement, and without reliance upon any other party, it has independently made its own analysis and decision to enter into this Agreement. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased ADSs.

5.7. Restricted Securities. The Investor understands that the Purchased ADSs (and the Underlying Securities) are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.8. Legends. It is understood that, except as provided below, certificates or book entry positions evidencing the Purchased ADSs may bear the following or any similar legend:

(a) “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Purchased ADSs, the legend required by such state authority.

5.9. Accredited Investor. The Investor is (a) an “accredited investor” within the meaning of Rule 501 under the 1933 Act and has executed and delivered to the Company a questionnaire in substantially the form attached hereto as Exhibit C (the “Investor Questionnaire”), which such Investor represents and warrants is true, correct and complete. The Investor is (b) a sophisticated institutional investor with sufficient knowledge and experience in investing in private equity transactions to properly evaluate the risks and merits of its purchase of the Purchased ADSs. Such Investor has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Purchased ADSs and participation in the transactions contemplated by the Transaction Documents (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to such Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under any law, rule, regulation, agreement or other obligation by which such Investor is bound and (v) are a fit, proper and suitable investment for such Investor, notwithstanding the substantial risks inherent in investing in or holding the Purchased ADSs.

5.10. No General Solicitation. The Investor did not learn of the investment in the Purchased ADSs as a result of any general solicitation or general advertising.

5.11. Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.12. Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company or directly or indirectly engaged in any action designed to, or which might be reasonably expected to, cause or result in any manipulation of the price of the securities of the Company during the period commencing as of the time that such Investor was first contacted by the Company or any other Person regarding the transactions contemplated hereby and ending immediately prior to the date hereof. The Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available securities to borrow in order to effect Short Sales or similar transactions in the future.

5.13. No Government Recommendation or Approval. The Investor understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of the Purchased ADSs.

5.14. No Intent to Effect a Change of Control. The Investor has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

5.15. No Rule 506 Disqualifying Activities. The Investor has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

5.16. Offshore Resales. The Investor understands and is aware that Rule 904 of Regulation S under the 1933 Act regarding “Offshore Resales” is not applicable to “affiliates” (as defined in Rule 405 under the 1933 Act) of the Company.

5.17. Acquiring Person. As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the 1934 Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to Investor’s rights under this Agreement), any securities of the Company, except (a) for securities that may be owned by employee benefit plans of the Investor or any of its Affiliates and (b) for 32,641 ADSs (representing 163,205 Ordinary Shares) which are owned by the Investor and its Affiliates as of the date hereof.

5.18. Residency. The Investor is a resident of the jurisdiction set forth on Exhibit A hereto.

5.19. Financial Assurances. As of the date of this Agreement and as of the Closing Date, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

5.20. City Code. The Investor understands, is aware of and will comply with the obligations of the City Code in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the consequences of further acquisitions of securities of the Company following such transactions. Without prejudice to the foregoing, the Investor shall not, and shall procure that any other person who is not an

Independent Shareholder (as such term is defined in the Shareholder Circular) shall not, vote on the resolution (numbered three on the notice of general meeting that is appended to the Shareholder Circular) to approve the waiver granted by the Panel on Takeovers and Mergers of the obligations that would otherwise arise on the Investor to make a general offer to the shareholders of the Company pursuant to Rule 9 of the City Code.

6. Conditions to Closing.

6.1. Conditions to the Investor’s Obligations. The obligation of the Investor to purchase the Purchase ADSs at the Closing is subject to the fulfillment to the Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which (save for the attainment of Shareholder Approval and the attainment of Admission) may be waived by the Investor with the agreement of the Company:

(a) The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the date hereof and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals (including the Shareholder Approval), registrations and waivers necessary for consummation of the purchase and sale of the Purchased ADSs and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered the Registration Rights Agreement.

(d) The Company shall have executed and delivered the Relationship Agreement.

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Governmental Authority, shall have been issued, and no action or proceeding shall have been instituted by any Governmental Authority, enjoining or preventing the consummation of the transactions contemplated by the Transaction Documents.

(f) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (e), (i) and (j) of this Section 6.1.

(g) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Transaction Documents and the issuance of the Purchased ADSs (including the Underlying Securities), certifying the current versions of the articles of association of the Company and certifying as to the signatures and authority of persons signing this Agreement, the Registration Rights Agreement and the Relationship Agreement and related documents on behalf of the Company.

(h) The Investor shall have received (i) an opinion from Wilmer Cutler Pickering Hale and Dorr LLP, the Company’s U.S. counsel, dated as of the Closing Date, substantially to the effect set forth in Exhibit D hereto and (ii) an opinion from CMS Cameron McKenna Nabarro Olswang LLP, the Company’s U.K. counsel, dated as of the Closing Date, substantially to the effect set forth in Exhibit E hereto.

(i) No stop order or suspension of trading shall have been imposed by the Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the ADSs.

(j) Admission shall have been attained on or prior to January 31, 2019, or such later date as the parties shall mutually agree in writing.

6.2. Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Purchase ADSs at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which (save for the attainment of Shareholder Approval and the attainment of Admission) may be waived by the Company with the agreement of the Investor:

(a) The attainment of the Shareholder Approval.

(b) The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c) The Investor shall have executed and delivered the Registration Rights Agreement and the Investor Questionnaire.

(d) The Investor shall have executed and delivered the Relationship Agreement.

(e) The Investor shall have paid in full the Aggregate Purchase Price to the Company.

(f) Admission shall have been attained on or prior to January 31, 2019, or such later date as the parties shall mutually agree in writing.

6.3. Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Investor;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been (where capable of waiver) waived;

(iii) By the Investor if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been (where capable of waiver) waived; or

(iv) By either the Company or the Investor if the Closing has not occurred on or prior to the day that is sixty (60) days following the date of this Agreement;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, the Registration Rights Agreement and the Relationship Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement, the Registration Rights Agreement or the Relationship Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under such agreements.

7. Covenants and Agreements of the Company.

7.1. No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under this Agreement, the Registration Rights Agreement and the Relationship Agreement.

7.2. Nasdaq Listing. The Company will use commercially reasonable efforts to continue the listing and trading of its ADSs on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.3. AIM Admission. The Company shall make or cause to be made an application to AIM for Admission. The Company shall use commercially reasonable efforts to obtain Admission on or before the close of business on the third Business Day after receipt of the Shareholder Approval and will, at its own expense, use commercially reasonable efforts to supply or cause to be supplied all such information, give all such undertakings, execute all such documents and take or cause to be taken all such action as may be required by AIM, in accordance with such application.

7.4. Shareholders’ Meeting. The Company shall use commercially reasonable efforts to, within thirty (30) days of the date hereof, convene and hold a meeting of shareholders for the purpose of obtaining the Shareholder Approval.

7.5. Shareholder Circular. The Investor consents to the use of its name in the Shareholder Circular in the form and context in which it appears.

7.6. Termination of Covenants. The provisions of Sections 7.1 and 7.2 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.7. Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Purchased ADSs by the Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, if requested by the Investor, the Company shall use commercially reasonable efforts to cause the Depositary to remove any restrictive legends related to the book entry account holding such Purchased ADSs and make a new, unlegended entry for such book entry Purchased ADSs sold or disposed of without restrictive legends, provided that the Company has received from the Investor customary representations and other documentation reasonably acceptable to the Company in connection therewith and, if necessary, otherwise sufficient to support any required legal opinion with respect thereto.

(b) Subject to receipt from the Investor by the Company and the Depositary of customary representations and other documentation reasonably acceptable to the Company and the Depositary in connection therewith and, if necessary, otherwise sufficient to support any required legal opinion with respect thereto, upon the earliest of such time as the Purchased ADSs (i) have been sold or transferred pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision (such earliest date, the “Effective Date”), the Company shall (A) deliver to the Depositary irrevocable instructions that the Depositary shall make a new, unlegended entry for such book entry ADSs, and (B) cause its counsel to deliver to the Depositary one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act if required by the Depositary to effect the removal of the legend in accordance with the provisions of this Agreement. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 7.7, it will, following the delivery by the Investor to the Company or the Depositary of a certificate representing ADSs issued with a restrictive legend, use commercially reasonable efforts to deliver or cause to be delivered to such Investor a certificate representing such ADSs that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Depositary that enlarge the restrictions on transfer set forth in this Section 7.7. ADSs subject to legend removal hereunder may be transmitted by the Depositary to the Investor by crediting the account of the Investor’s prime broker with the DTC System as directed by such Investor. The Company shall be responsible for the fees of the Depositary and all DTC fees associated with such issuance.

(c) Subject to the restrictions on dispositions pursuant to Section 8.1 of this agreement, the Investor agrees with the Company (i) that the Investor will sell any Purchased ADSs pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Purchased ADSs are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the Effective Date of the registration statement covering the resale of the Purchased ADSs, such registration statement is not then effective and the Company has provided notice to such Investor to that effect, such Investor will sell Purchased ADSs only in compliance with an exemption from the registration requirements of the 1933 Act.

7.8. Subsequent Equity Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Purchased ADSs in a manner that would require the registration under the 1933 Act of the sale of the Purchased ADSs to the Investor, or that will be integrated with the offer or sale of the Purchased ADSs for purposes of the rules and regulations of any trading market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

7.9. Short Sales and Confidentiality After the Date Hereof. The Investor covenants that neither it nor any Affiliates acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period from the date hereof until the earlier of such time as (i) the transactions contemplated by this Agreement are first publicly announced or (ii) this Agreement is terminated in full. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Investor will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). The Investor understands and acknowledges that the SEC currently takes the position that coverage of Short Sales of securities “against the box” prior to effectiveness of a resale registration statement with securities included in such registration statement would be a violation of Section 5 of the 1933 Act, as set forth in Item 239.10 of the Securities Act Rules Compliance and Disclosure Interpretations compiled by the Office of Chief Counsel, Division of Corporation Finance.

8. Restrictions on Dispositions.

8.1. Lock-Up. During the Lock-Up Term, without the prior approval of the Company, the Investor shall not, and shall cause its Affiliates not to, Dispose of any ADSs, Ordinary Shares or Ordinary Share Equivalents of the Company; provided, however, that the foregoing shall not prohibit the Investor from transferring any ADSs, Ordinary Shares or Ordinary Share Equivalents to a Permitted Transferee. The Investor acknowledges and agrees that it shall be a condition to any proposed transfer of such securities by the Investor to any Permitted Transferee during the Lock-Up Term that such Permitted Transferee shall before such transfer is effected agree in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement.

8.2. Certain Tender Offers. Notwithstanding any other provision of this Section 8, this Section 8 shall not prohibit or restrict any Disposition of ADSs, Ordinary Shares and/or Ordinary Share Equivalents by the Investor or any of its Affiliates into (a) a tender offer by a Third Party which is not opposed by the Company’s Board of Directors (but only after the Company’s filing of a press release or other public notice with the SEC disclosing the recommendation of the Company’s Board of Directors with respect to such tender offer), (b) an issuer tender offer by the Company, (c) in connection with either: (i) the acceptance of a general offer for more than 50% of the ordinary share capital of the Company (or any part of it) made in accordance with the City Code or (ii) the provision of an irrevocable undertaking to accept an offer referred to in clause (i) above, (d) in connection with (i) any compromise or arrangement under Part 26 of the United Kingdom Companies Act 2006 providing for the acquisition by any person (or group of persons acting in concert) of more than 50% of the Ordinary Shares in issue and which compromise or arrangement is recommended by the Company’s Board of Directors, agreed by the requisite majorities of the members of the Company and sanctioned by the U.K. High Court; or (ii) the provision of an irrevocable undertaking to vote in favor of a compromise or arrangement referred to in clause (i) above, or (e) pursuant to any sale, transfer or arrangement under section 110 of the United Kingdom Insolvency Act 1986 in relation to the Company.

8.3. Offering Lock-Up. The Investor shall, if requested by the Company and an underwriter of equity securities of the Company in connection with any public offering involving an underwriting of equity securities of the Company, agree not to Dispose of any ADSs, Ordinary Shares and/or Ordinary Share Equivalents for a specified period of time, such period of time not to exceed ninety (90) days (a “Lock-Up Agreement”), provided that such agreement shall not restrict the Investor’s ability to Dispose of any ADSs, Ordinary Shares and/or Ordinary Share Equivalents in accordance with Section 8.2. The Investor shall not be obligated to enter into a Lock-Up Agreement more than twice in any 12-month period. Any Lock-Up Agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering. The Company may impose stop transfer instructions with respect to the ADSs, Ordinary Shares and/or Ordinary Share Equivalents subject to the foregoing restrictions until the end of the specified period of time.

8.4. Insider Trading. In addition to the restrictions in this Agreement on the Disposition of ADSs, Ordinary Shares and Ordinary Share Equivalents of the Company, the Investor hereby acknowledges that it is aware that the United States, the United Kingdom and other applicable securities laws prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person, including under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.5. Termination of Lock-Up Term. This Section 8 shall terminate and have no further force or effect upon the earliest to occur of:

(a) the date on which (x) the ADSs cease to be registered pursuant to Section 12 of the 1934 Act and (y) the Ordinary Shares cease to be listed on AIM;

(b) the date that is one year after the Closing Date; and

(c) the date on which the Company and the Investor mutually agree in writing to terminate this Section 8.

9. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement for the applicable statute of limitations.

10. Miscellaneous.

10.1. Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.

10.2. Counterparts; Faxes; E-mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or electronic mail, which shall be deemed an original.

10.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile or electronic mail, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three Business Days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Summit Therapeutics plc

136a Eastern Avenue

Milton Park, Abingdon, Oxfordshire

OX14 4SB

Attention: Chief Executive Officer

Fax: +44 (0)1235 443 999

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, New York 10007

Attention: Brian A. Johnson

Fax: (212) 230-8888

With a copy to:

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place

78 Cannon Street, London

EC4N 6AF, United Kingdom

Attention: Gary Green and James Parkes

Fax: +44 (0)20 7367 2000

If to the Investor:

to the address set forth on Exhibit A hereto.

10.5. Expenses. The parties hereto shall pay their own costs and expenses in connection herewith regardless of whether the transactions contemplated hereby are consummated; it being understood that each of the Company and the Investor has relied on the advice of its own respective counsel.

10.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

10.7. Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Investor without the prior consent of the Company (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Investor shall allow the Company, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. The Company shall not include the name of the Investor in any press release or public announcement (which, for the avoidance of doubt, shall not include any filing with the SEC) without the prior written consent of the Investor, except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company shall allow the Investor, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the Business Day immediately following the date this Agreement is executed, the Company shall issue a press release disclosing all material terms of transactions contemplated by this Agreement (the “Press Release”) and make an announcement thereof (including the name of the Investor) to a Regulatory Investment Service. No later than 5:30 p.m. (New York City time) on the fourth Business Day following the date this Agreement is executed, the Company will file a Current Report on Form 6-K (the “6-K Filing”) attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC, Nasdaq or AIM. The parties acknowledge that from and after the issuance of the Press Release, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, with respect to the transactions contemplated hereby that is not disclosed in the Press Release. The Company shall not, and shall cause each of its officers, directors, employees and agents, not to, provide the Investor with any such material, nonpublic information regarding the Company from and after the filing of the Press Release without the express prior written consent of such Investor.

10.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9. Entire Agreement. This Agreement, including the signature pages and Exhibits hereto, the Registration Rights Agreement and the Relationship Agreement constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof, other than with respect to the Nondisclosure Agreement, dated as of November 6, 2018, by and between the Company and the Investor, which shall remain in full force and effect with respect to the subject matters thereof.

10.10. Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	SUMMIT THERAPEUTICS PLC

	By:	/s/ Glyn Edwards
Name: Glyn Edwards
Title: Chief Executive Officer

INVESTOR:

By:	/s/ Robert W. Duggan
Name: Robert W. Duggan

EXHIBIT A

Investor

Investor Information
Name:	Robert W. Duggan

Contact Person:

Address:

City:

State:

Zip Code:

Telephone:

Facsimile:

Email:

Tax ID # or Social Security #:

Name in which ADSs should be issued:

EXHIBIT B

Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [ ], 2019 by and among Summit Therapeutics plc, a public limited company incorporated in England and Wales with the Registrar of Companies of England and Wales (the “Company”), and the “Investor” named in that certain Securities Purchase Agreement by and among the Company and the Investor (the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

The parties hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Investors” means the Investor identified in the Purchase Agreement and any Permitted Transferee of the Investor who is a subsequent holder of Registrable Securities.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means (i) the Purchased ADSs and (ii) any other securities issued or issuable with respect to or in exchange for such Purchased ADSs, whether by merger, charter amendment or otherwise ; provided, that, a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or a valid exemption under the 1933 Act, or (B) such security becoming eligible for sale without restriction by the Investors pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act. Notwithstanding the foregoing, no Ordinary Shares of the Company (including the Underlying Securities) shall be Registrable Securities.

“Registration Statement” means any registration statement of the Company under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Investors” means the Investor (or Investors) holding a majority of the Registrable Securities outstanding from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

2. Registration.

(a) Registration Statement. Promptly following the date that is one hundred eighty (180) days after the Closing Date, but no later than two hundred ten (210) days after the Closing Date (the “Filing Deadline”), the Company shall use commercially reasonable efforts to prepare and file with the SEC one Registration Statement covering the resale of all of the Registrable Securities. Subject to any SEC comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in such Registration Statement without the Investor’s prior written consent. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional ADSs resulting from stock splits, stock dividends or similar transactions with respect to the Ordinary Shares underlying the Registrable Securities. Such Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors prior to its filing or other submission.

(b) Expenses. The Company will pay all expenses associated with each Registration Statement, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have each Registration Statement declared effective as soon as practicable. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(ii) For not more than sixty (60) consecutive days or for a total of not more than one hundred five (105) days in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company, (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading, (C) permit the Company to conduct a sale of securities or other financing that is not a sale of Registrable Securities or (D) file a replacement Registration Statement covering the resale of Registrable Securities in connection with the expiration or anticipated expiration of an effective Registration Statement (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of an Investor) disclose to such Investor any material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(d) Rule 415; Cutback. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires any Investor to be named as an “underwriter,” the Company shall use commercially reasonable efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter.” The Investors shall have the right to select one legal counsel to review and oversee any registration or matters pursuant to this Section 2(d), including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto, which counsel shall be designated by the holders of a majority of the Registrable Securities. No such written submission with respect to this matter shall be made to the SEC to which the Investors’ counsel reasonably objects. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2(d), the SEC refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor. Any cut-back imposed on the Investors pursuant to this Section 2(d) shall be allocated among the Investors on a pro rata basis and shall be applied first to any of the Registrable Securities of such Investor as such Investor shall designate, unless the SEC Restrictions otherwise require or provide or the Investors otherwise agree. From and after such date as the Company is able to effect the registration of such Cut Back Shares, the Company shall use commercially reasonable efforts to file a Registration Statement relating to such Cut Back Shares and to have such Registration Statement declared effective by the SEC.

3. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use commercially reasonable efforts to cause such Registration Statement to remain continuously effective for a period that will terminate upon the earliest of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold, (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the 1933 Act, and (iii) the fifth anniversary of the Closing Date (the “Effectiveness Period”), and advise the Investors promptly in writing when the Effectiveness Period has expired;

(b) use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus promptly after the receipt of any SEC comments to the Registration Statement and as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) provide copies to and permit any counsel designated by the Investors to review each Registration Statement and all amendments and supplements thereto (but excluding any documents incorporated by reference in such Registration Statement, amendments or supplements that are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system)) no fewer than three (3) days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(d) furnish to each Investor whose Registrable Securities are included in any Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by the Investor, one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by such Registration Statement;

(e) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest practical moment;

(f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Investors and their counsel in connection with the registration or qualification of such Registrable Securities for the offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investors and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(h) promptly notify the Investors, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, including, without limitation, Rule 172 under the 1933 Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the 1933 Act, promptly inform the Investors in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investors are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, including Rule 158 promulgated thereunder; and

(j) with a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell the ADSs to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company’s most recent Annual Report on Form 20-F, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

Notwithstanding the foregoing, it is understood and agreed that a Registration Statement may expire pursuant to the rules and regulations of the SEC on the date that is three years following the date it is declared effective by the SEC and that in such case either prior to or promptly following such expiration time, the Company agrees to use commercially reasonable efforts to prepare, file and caused to be declared effective a replacement Registration Statement. It is agreed that the expiration of a Registration Statement pursuant to the rules and regulations of the SEC shall not represent a violation or breach of any of the Company’s obligations under this Agreement; provided that in such case the Company uses commercially reasonable efforts to file and caused to be declared effective a replacement Registration Statement.

4. Obligations of the Investors.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 with respect to the Registrable Securities of any Investor that such Investor furnish in writing to the Company information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities, and such Investor shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor if such Investor elects to have any of the Registrable Securities included in such Registration Statement. An Investor shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any of the Registrable Securities included in such Registration Statement.

(b) Each Investor, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made.

(d) Each Investor covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement.

5. Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such Investor within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the 1933 Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on an Investor’s behalf and will reimburse such Investor, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus, (ii) the use by an Investor of an outdated or defective Prospectus after the Company has notified such Investor in writing that such Prospectus is outdated or defective, (iii) an Investor’s failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required (and not exempted) to the Persons asserting an untrue statement or omission or alleged untrue statement or omission at or prior to the written confirmation of the sale of Registrable Securities or (iv) the disposition of any Registrable Securities pursuant to any Registration Statement or Prospectus covering such Registrable Securities during an Allowed Delay.

(b) Indemnification by the Investors. Each Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of an Investor be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Investor in connection with any claim relating to this Section 5 and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission) received by such Investor upon the sale of the Registrable Securities included in such Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which shall not be unreasonably withheld or conditioned, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 5 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

6. Miscellaneous.

(a) Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

(b) Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 10.4 of the Purchase Agreement.

(c) Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. An Investor may transfer or assign, in whole or from time to time in part, to one or more Affiliates its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such Affiliate, provided that such Investor complies with all laws applicable thereto, and the provisions of the Purchase Agreement, and provides written notice of assignment to the Company promptly after such assignment is effected, and such Affiliate agrees in writing to be bound by all of the provisions contained herein.

(d) Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Investors, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Purchased ADSs (or the Underlying Securities) are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Investors in connection with such transaction unless such securities are otherwise freely tradable by the Investors after giving effect to such transaction.

(e) Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(i) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

COMPANY:	SUMMIT THERAPEUTICS PLC

By:
Name: Glyn Edwards
Title: Chief Executive Officer

INVESTOR:

By:
Name:
Title:

Exhibit A

Plan of Distribution

The selling ADS holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ADSs or interests in ADSs received after the date of this prospectus from a selling ADS holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests in ADSs on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling ADS holders may use any one or more of the following methods when disposing of ADSs or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADSs as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling ADS holders to sell a specified number of such ADSs at a stipulated price per ADS;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling ADS holders may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling ADS holders to include the pledgee, transferee or other successors in interest as selling ADS holders under this prospectus. The selling ADS holders also may transfer the ADSs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of ADSs or interests therein, the selling ADS holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The selling ADS holders may also sell ADSs short and deliver these securities to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The selling ADS holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling ADS holders from the sale of the ADSs offered by them will be the purchase price of the ADSs less discounts or commissions, if any. Each of the selling ADS holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling ADS holders also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling ADS holders and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ADSs may be underwriting discounts and commissions under the Securities Act. Selling ADS holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ADSs to be sold, the names of the selling ADS holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling ADS holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the selling ADS holders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling ADS holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling ADS holders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling ADS holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADSs offered by this prospectus.

We have agreed with the selling ADS holders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (1) such time as all of the ADSs covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement, (2) the date on which all of the ADSs may be sold without restriction pursuant to Rule 144 of the Securities Act or (3) the date that is five years after the date the ADSs were first sold to the selling ADS holders.

EXHIBIT C

Investor Questionnaire

EXHIBIT D

Form of Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

EXHIBIT E

Form of Opinion of CMS Cameron McKenna Nabarro Olswang LLP

EXHIBIT F

Form of Relationship Agreement